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                                                                      Exhibit 12


                GTE HAWAIIAN TELEPHONE COMPANY AND SUBSIDIARIES
        STATEMENT OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                    Nine Months Ended
                                                    September 30, 1996
                                                    ------------------
Net earnings available for fixed charges:
  Income from continuing operations                     $    48,036
  Add - Income taxes                                         24,245
      - Fixed charges                                        34,485
                                                        -----------
Adjusted earnings                                       $   106,766
                                                        ===========
Fixed charges:
  Interest expense                                      $    31,072
  Portion of rent expense
     representing interest                                    3,413
                                                        -----------
Adjusted fixed charges                                  $    34,485
                                                        ===========

RATIO OF EARNINGS TO FIXED CHARGES                             3.10